Exhibit 99.1

Dear Employee,

Within the next few days , you will be receiving materials relating to L-3's offer to amend certain options granted under L-3's 1999 Long Term Performance Plan. This offer is in response to recently enacted tax legislation and proposed tax regulations (together, ‘‘Section 409A’’) which could impose certain adverse tax consequences (including early income recognition, an additional 20% tax and interest charge) on stock options that were granted at a discount from the fair market value of the underlying common stock on the option grant date.

L-3 has determined that certain of your stock options may be affected by Section 409A. The offer will provide you with the opportunity to avoid the adverse tax consequences described above by increasing the exercise price of certain of your options and paying you in cash the difference between that amended exercise price and the original exercise price of each such option, less applicable tax withholding.

You will only be eligible to participate in this offer if you have outstanding options that were granted at less than fair market value and which became exercisable after December 31, 2004. If you do exercise, or already have exercised, any of these options, such options will not be eligible for amendment and you will not be entitled to receive any payments with respect to such options. Therefore, you may wish to consult your personal financial adviser to discuss whether or not the exercise of any of your options is advisable for you at this time.

The offer materials will explain the terms and conditions of the offer, the procedures for electing to participate in the offer, the amendments to be made to options subject to the offer, and the cash payments to be made in connection with the offer. The offer materials will also include a section that seeks to answer questions you are likely to have about the offer.

Finally, we'll be giving a presentation via teleconference on Monday, November 27, 2006 from 12:00p to 1:00p ET to answer specific questons concerning the tax implications of the offer. You are encouraged to participate in this call. Dial-in instructions will be sent to you separately with the offer materials.

Your participation in the offer is entirely voluntary.

* * *

This communication is not an offer by or on behalf of L-3 Communications Holdings, Inc. (L-3) to amend or exchange your stock options. When the offer is commenced, L-3 will file with the United States Securities and Exchange Commission (SEC) a Statement on Schedule TO and other relevant documents with respect to the offer. EMPLOYEES ARE URGED TO CAREFULLY READ THE STATEMENT ON SCHEDULE TO AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS AND SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER. You may obtain free copies of the Statement on Schedule TO, as well as other relevant documents filed with the SEC, at the SEC's website at www.sec.gov, at the L-3 website at www.l-3com.com, or by contacting Human Resources of L-3 at (212)805-5416.